UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 22, 2009, New Generation Biofuels Holdings, Inc. (the “Company”) received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days, the Company was therefore not in compliance with Nasdaq Marketplace Rule 5550(a)(2).

The notification letter has no effect at this time on the listing of the Company’s common stock on The Nasdaq Capital Market, and the Company’s common stock will continue to trade under the symbol “NGBF.”

In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company is provided a grace period of 180 calendar days in which to regain compliance with the minimum bid price rule. If at any time before June 21, 2010, the bid price of Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation to the Company that it has regained compliance.

If the Company does not regain compliance with the bid price rule by June 21, 2010, Nasdaq will notify the Company that its common stock is subject to delisting from the Nasdaq Capital Market. In that event, the Company may appeal the delisting determination to a Hearings Panel or the Company may be eligible for an additional grace period of 180 calendar days if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market.

The Company  will consider available options to regain compliance with the Nasdaq minimum bid price requirements between now and June 21, 2010. There can be no guarantee that the Company will be able to regain compliance with the minimum bid price requirement.

On December 23, 2009, the Company issued a press release announcing its receipt of the notice from Nasdaq. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number	Description

99.1	Press Release, dated December 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Date: December 23, 2009	By:	/s/ Cary J. Claiborne
Cary J. Claiborne
President, Chief Executive Officer & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 23, 2009